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                                                                  Exhibit 10.11C




July 16, 1997

Mr. Jim Feinson
Director of Marketing
Gardener's Supply Company
128 Intervale Road
Burlington, VT  05401

RE:  GARDEN ESCAPE LETTER OF AGREEMENT

Dear Jim:

Garden Escape is excited that Gardener's Supply Company has chosen to renew its contract and remain a member of the Garden Escape Strategic Partner network. We look forward to maintaining a mutually beneficial long-term relationship between our two companies. Though our relationship is built primarily through each of our commitments, there are several elements detailed below which are fundamental to our agreement and will continue to provide a foundation for the relationship.

1.  Exclusivity - Garden Escape agrees to retain Home & Garden Innovations as
    -----------
    the exclusive source on the Garden Escape network for the products detailed in Section 2 below. Due to its existing distribution relationships and its own Web site, Gardener's Supply Company cannot authorize Garden Escape to be its exclusive reseller of products specified in Section 2 via the Internet and World Wide Web. However, Gardener's Supply Company agrees not to actively distribute the products in Section 2 via the World Wide Web, other than on the Garden Escape network, except through its own Web site and existing distribution agreements. This exclusivity will be from the date that this Letter is executed through the duration of this agreement. Extensions to the agreement may be negotiated if mutually agreeable by both parties.

2.  Product Line - Home & Garden Innovations agrees to supply the following
    ------------
    products on the Garden Escape network: Gardener's Supply's lines of hardgoods for seed starting and composting.

3.  Product Supply - Customer demand for Home & Garden Innovations' products
    --------------
    over the Garden Escape network will be variable, therefore Garden Escape can offer no guarantee of minimum sales volume to Home & Garden Innovations. In the case that customer demand for Home & Garden Innovations' product exceeds available supply, Garden Escape reserves the right to find secondary sources of supply for that product.

4.  Trademark, Logo and Company Name - As part of Garden Escape's marketing
    --------------------------------
    activities, it will develop marketing materials and order documentation which will co-market Garden Escape and Gardener's Supply Company. Subject to the conditions listed below, Gardener's Supply Company grants Garden Escape an international royalty-free license to use its company name, logo and any trademarks, if applicable, to develop and distribute these materials and acknowledges that Gardener's Supply Company has the right to grant such license. The use of Gardener's Supply Company name and trademark may include printed, CD-ROM, and electronic marketing materials, shipping and labeling documents, and packaging. Garden Escape agrees to obtain approval from

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     Gardener's Supply Company prior to each specific use of its company name, logo, or trademark in conjunction with Garden Escape marketing efforts.

     Garden Escape and Gardener's Supply Company acknowledge that co-marketing is an important component of a successful partnership. Gardener's Supply Company agrees to assist Garden Escape in the development, implementation and maintenance of a co-marketing strategy, to include over time print advertising, shipping and labeling documents and packaging.

5.   Proprietary Information - Garden Escape will give its customer name and
     -----------------------
     address for each order to Home & Garden Innovations for direct drop shipment. These customer names and addresses are proprietary to Garden Escape and Gardener's Supply Company agrees; 1) not to use these names other than in the advancement of the goals of this Agreement; 2) not to use the names or other Garden Escape information for any direct marketing by Gardener's Supply Company, or 3) not to license or sell these names to a third party, without the written consent of Garden Escape. Additionally, to the extent either party receives any other confidential information from the other, the receiving party will keep the information confidential and will only use the information in the advancement of this Agreement.

6.   Pricing - Home & Garden Innovations agrees to give Garden Escape a [*]
     -------
     Gardener's Supply's retail prices based on the attached Garden Escape Wholesale Price List, Exhibit A, dated July 22, 1997, for products offered by Garden Escape on its network. This price is a price F.O.B. Home & Garden Innovations shipping point. Home & Garden Innovations will charge Garden Escape a per order packaging and handling charge not to exceed [*] per order. This [*] structure may be modified if mutually agreeable by both parties.

7.   Payment Terms - Home & Garden Innovations agrees to bill Garden Escape once
     -------------
     a month for all Garden Escape orders. Garden Escape agrees to pay these invoices on Net 7 day terms.

8.   Customer Feedback - Garden Escape agrees to forward any customer feedback
     -----------------
     relating to Home & Garden Innovations to them on a timely basis, at no charge.

9.   Product Returns - Home & Garden Innovations agrees to process
     ---------------
     returns/replacement orders for Garden Escape customers. If, at the determination of Home & Garden Innovations, the return is due to manufacturers defect or a quality problem, Home & Garden Innovations agrees to replace the product and to pay for the return and/or replacement freight costs. If, at the determination of Home & Garden Innovations, the return is due to customer preference, Home & Garden Innovations agrees to take back the product with no restocking charge and Garden Escape will be responsible for any return and/or replacement freight costs, subject to Home & Garden Innovations standard returns procedures. This policy will be reviewed after December 30, 1997 and renegotiated if necessary on a mutually agreeable basis.

10.  Term Of Agreement - This Agreement will begin on the date it is executed
     -----------------
     and continue for a period of one year. This Agreement shall automatically renew for successive one year periods unless either party delivers written notice to the other at least 60 days prior to the expiration of the initial term or any renewed terms.

11.  Termination Of Agreement - If either party fails to uphold any fundamental
     ------------------------
     term of this Agreement the other may issue notice in writing, specifying the reason for doing so, that they will terminate the Agreement. In such circumstance both parties agree to work together in good faith to expeditiously resolve the problem(s). If, at the end of a 21 day period from the original notice, the problem(s) is/are not solved to the reasonable satisfaction of the party giving notice they may terminate the Agreement with confirming written notice on the date of such notice.

By signing below, Garden Escape and Gardener's Supply Company accept to the terms of this Letter.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.
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GARDEN ESCAPE, INC.                    GARDEN ESCAPE, INC.


By:  /s/ LISA A. SHARPLES              By:  /s/ JAMIE O'NEILL
     --------------------                  -----------------------
        Lisa A. Sharples                        Jamie O'Neill
        Vice President                          Vice President

Date:                                  Date:
      -------------------                   ----------------------


GARDENER'S SUPPLY COMPANY              GARDENER'S SUPPLY COMPANY


By:  /s/ JIM FEINSON                   By:  /s/ JOHN SCOTT
     --------------------                  -----------------------
        Jim Feinson                               John Scott
        Director of Marketing                     Marketing Manager
        Programs


Date:                                  Date:
      -------------------                   ----------------------


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                                   EXHIBIT A

                                      [*]

The confidential information on this exhibit has been omitted and filed separately with the Securities and Exchange Commission.